EXHIBIT 10.39
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To Wayne Danson & Brian MacDonald:


This letter is to confirm that we are increasing the size of the commitment amount on the equity line of credit provided to IVP Technology from Cornell Capital Partners, LP from $5,000,000 to $10,000,000. This will double the draw down amount to $425,000 monthly.

The fees on the additional $5,000,000 will be as follows:

Cash compensation: remains the same at 3% on every draw down.

Stock compensation for Cornell Capital:  2%
Stock compensation for Danson Partners:  1%

Legal fees: Nothing, this increase is not going to require any additional legal fees.

The amount of stock to be issued in relation to the increase:

Cornell:  .20 cents = 500,000 shares
Danson:  .20 cents = 250,000 shares

Cornell will also extend subject to the stock price trading above .105 to IVP Technology financing or a structured loan in the amount of $100,000 in the event that the registration statement is not effective 30 days from filing.

In regards to the convertible and using April 8, 2002 as our closing date the bid price of IVP's stock was .105 which translates into a fixed cost or .126, 20% above the .105 for Cornell's $150,000 investment.

Sincerely,

Matt Beckman
Managing Partner

Accepted by:  Brian MacDonald, CEO of IVP Technology  /s/ Brian MacDonald
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